EXHIBIT 10.2

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (this "Amendment") is entered into as of October 8, 2015 (the "Effective Date") by and between FPG ASPEN LAKE OWNER, LP, a Delaware limited partnership (as successor-in-interest to 13785 Research Blvd, LLC, a Texas limited liability company) (“Landlord”), and Q2 SOFTWARE INC., D/B/A Q2EBANKING, a Delaware corporation ("Tenant").

RECITALS

WHEREAS, the predecessor-in-interest to Original Landlord and Tenant are parties to that certain Lease Agreement dated November 20, 2012 (as amended, the “Lease”) as amended by a First Amendment to Lease Agreement and Tri-Party Agreement dated as of February 27, 2015 (the “First Amendment”) and that certain Second Amendment and Tri-Party Agreement dated as of March 31, 2015, for that certain space consisting of (i) approximately 85,819 rentable square feet commonly known as Suite 400 (the “Original Aspen Lake Premises”) located on the first, third and fourth floors in the building known as ASPEN LAKE OFFICE BUILDING located on 13785 Research Boulevard in the City of Austin, State of Texas (the “Aspen Lake Building”) and (ii) approximately 19,187 rentable square feet (the “Original Tower Point Premises”) located on the first and second floors of the building known as TOWER POINT located on 13805 Research Boulevard in the City of Austin, State of Texas (the “Tower Point Building”). The Original Aspen Lake Premises and the Original Tower Point Premises are hereinafter collectively referred to collectively as the “Original Premises.”
WHEREAS, Tenant desires to surrender a portion of the third floor in the Original Aspen Lake Premises.
NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS

1.Defined Terms and References. The recitals set forth above are herein incorporated by reference and agreed to by Landlord and Tenant. All capitalized terms used herein that are not defined herein but are defined in the Lease shall have the same meanings herein as in the Lease.

2.    Vacation and Surrender of Suite 350 in Aspen Lake Building.

a.
On or before the Surrender Date (hereinafter defined), Tenant shall promptly and fully vacate, surrender, deliver and turnover to Original Landlord certain premises containing 18,741 rentable square feet, known as Suite 350 in the Aspen Lake Building (the “Surrender Premises”), which are more particularly shown on the drawings attached hereto as Exhibit “A” and made a part hereof for all purposes, in the condition required by and under the Lease. The “Surrender Date” shall mean the date that is the earlier to occur of (i) the date which is ninety (90) days following the date that Tenant has received its Certificate of Occupancy (the “CO”) from the City of Austin for premises located in an adjacent building, otherwise known as Aspen Lake II, together with a copy thereof, or (ii) September 30, 2016. Tenant agrees to give Landlord written notice that Tenant has received the CO within five (5) business days after receipt thereof. Subject to the terms and provisions of paragraph 3 below, on the Surrender Date, (i) the Lease shall terminate with respect to the Surrender Premises, except for any indemnifications or hold harmless agreements under the Lease which expressly survive such vacation, surrender, delivery and turnover or termination; accordingly, the term “Premises” as defined and used in and under the Lease shall exclude and not include the Surrender Premises, and (ii) all of the rights, privileges and benefits of Tenant under the Lease with respect to the Surrender Premises, including, without limitation, all rights of use, occupancy and possession of the Surrender Premises, shall terminate and be waived and relinquished by Tenant.

c.
Subject to the terms and provisions of paragraph 3 below, effective on the Surrender Date, the Original Aspen Lake Premises located in the Aspen Lake Building shall contain 67,078 square feet of Rentable Area and Tenant’s Proportionate Share for the Aspen Lake Building shall be 32.7096%, which is the percentage obtained by dividing the number of rentable square feet in the Original Aspen Lake Premises (67,078) by the number of rentable square feet in the Aspen Lake Building (205,071). Subject to the terms and provisions of paragraph 3 below, effective on the Surrender Date, Original Landlord and Tenant stipulate that those amounts of rentable square feet in the Original Aspen Lake Premises and the Aspen Lake Building are conclusive and binding upon them.

d.
Subject to the terms and provisions of paragraph 3 below, from and after the Surrender Date, the monthly installments of Base Rent for the Original Aspen Lake Premises shall be the following amounts for the following periods of time:

Time Period	Annual Base Rent Rate Per Rentable Square Foot	Annual Base Rent	Monthly Installments of Base Rent
Surrender Date – April 30, 2016	$19.50	$1,308,021.00	$109,001.75
May 1, 2016 – April 30, 2017	$20.00	1,341.560.00	$111,796.66
May 1, 2017 – April 30, 2018	$20.50	$1,375,099.00	$114,591.58
May 1, 2018 – April 30, 2019	$21.00	$1,408,638.00	$117,386.50
May 1, 2019 – April 30, 2020	$21.50	$1,442,177.00	$120,181.41
May 1, 2020 – April 30, 2021	$22.00	$1,475,716.00	$122,976.33

E.
Subject to the terms and provisions of paragraph 3 below, effective as of the Surrender Date, Tenant’s allocation of parking spaces shall be reduced by 84 Parking Permits at the Aspen Lake Building (6 of which shall be reserved parking spaces) so that Tenant shall only be entitled to use 302 parking spaces, of which 24 shall be reserved parking spaces and 278 shall be unreserved parking spaces, for the remainder of the Term.

F.
Tenant shall surrender the Surrender Premises in the in the condition required by and under the Lease provided Landlord shall not require Tenant to remove any networking cable from the Surrender Premises.

3.    Tenant’s Failure to Surrender. In the event that Tenant fails to fully vacate, surrender, deliver and turnover the Surrender Premises by the Surrender Date, then Landlord may institute a forcible entry and detainer suit or other applicable eviction proceedings to remove Tenant from the Surrender Premises. Further, in the event that Tenant has not exercised reasonable efforts to obtain the CO and fails to fully vacate, surrender, deliver and turnover the Surrender Premises by September 30, 2016, Landlord shall be entitled to recover from Tenant all damages Landlord reasonably incurred by reason of Tenant’s failure to so vacate, in an amount not to exceed $1,000,000.00, in addition to instituting a forcible entry and detainer suit or other applicable eviction proceeding.

4.    Confidentiality. Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of the Lease to its attorneys, accountants, employees and existing or prospective financial partners, or if required by court order, provided all parties to whom Tenant is permitted hereunder to disclose such terms and conditions are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of the Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

5.    Waiver of Statutory Lien. Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

6.    Determination of Charges. Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant (including provisions regarding Tenant’s Proportionate Share of Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

7.    Prohibited Persons and Transactions. Tenant represents and warrants that to the best of its actual knowledge, neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and will not assign or otherwise transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

8.    Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no current knowledge of any defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof,  the Lease is and remains in good standing and in full force and effect,  Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and  except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto.

9.    Broker. Landlord and Tenant each warrant to the other that neither has dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

10.    No Claims. As of the date hereof, Tenant has no pending claims, demands, counterclaims, defenses, allowances, adjustments or offsets arising out of or in any way related to the Lease or arising out of any document, writing or instrument executed in connection therewith or herewith. Tenant is not aware of any default by Landlord under any of the terms or provisions of the Lease.

11.    Entire Agreement. This Amendment supersedes and cancels any and all previous statements, negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Amendment. The Lease and this Amendment constitute the entire agreement of the parties with respect to the subject matter of the Lease and this Amendment. There are no representations, understandings, stipulations, agreements, warranties or promises (express or implied, oral or written) between Landlord and Tenant with respect to the subject matter of this Amendment or the Lease. It is likewise agreed that the Lease and this Amendment may not be altered, amended, modified or extended except by an instrument in writing signed by both Landlord and Tenant.

12.    Authority. The person executing this Amendment on behalf of Tenant represents unto Landlord that: (a) Tenant is a duly organized and validly existing Texas corporation in good standing under the laws of the State of Texas, (b) Tenant has the full right and authority to execute, deliver and perform this Amendment; (c) the person executing this Amendment on behalf of Tenant is authorized to do so; (d) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Amendment on behalf of Tenant; and (e) this Amendment, when executed and delivered by Tenant and Landlord, will constitute the valid and binding agreement of both parties, enforceable against Landlord and Tenant in accordance with its terms.

13.    Status of Lease. The Lease, as amended by this Amendment, is in full force and effect and is binding upon and enforceable by Landlord and Tenant in accordance with its terms. In the event of a conflict between the terms and conditions of the Lease and the terms and conditions in this Amendment, the terms and conditions of this Amendment shall control.

14.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Amendment, the parties hereto may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Amendment to physically form one document.

[Signatures on next page.]

EXECUTED effective as of the Effective Date.

LANDLORD:

FPG ASPEN LAKE OWNER, LP,
a Delaware limited partnership

By:    FPG ASPEN LAKE GP, LLC,
    a Delaware limited liability company,
its General Partner

By: /s/ Jonathan Landau
Name: Jonathan Landau
Title: CEO

TENANT:

Q2 SOFTWARE INC., D/B/A Q2EBANKING,
a Delaware corporation

By:    /s/ Barry G. Benton
Name:     Barry G. Benton
Title:    SVP, General Counsel